Exhibit 10-AAkk

DATED 7 March	2006

(1)	TECH DATA EUROPE GMBH

(2)	GLOBAL KNOWLEDGE NETWORK NETHERLANDS B.V.

(3)	GLOBAL KNOWLEDGE TRAINING, LLC

MASTER AGREEMENT

for the sale and purchase

of the Azlan Training Business

Eversheds LLP

Senator House

85 Queen Victoria Street

London EC4V 4JL

Tel: +44 (0) 20 7919 4500

Fax: +44 (0) 20 7919 4919

CONFIDENTIAL TREATMENT REQUESTED

CONTENTS

		Page
Clause

1	INTERPRETATION	1
2	SALE AND PURCHASE	10
3	DEPOSIT	12
4	CONSIDERATION	12
5	COMPLETION	13
6	WARRANTIES	15
7	INDEMNITIES	16
8	RESTRICTIVE COVENANTS	17
9	USE OF THE AZLAN NAME	18
10	BUYER’S ASSURANCES	20
11	RECORDS AND ACCESS	20
12	FUTURE ENQUIRIES AND ASSISTANCE	21
13	ANNOUNCEMENTS	21
14	COSTS	21
15	NOTICES	21
16	ASSIGNMENT	22
17	ENTIRE AGREEMENT	22
18	GENERAL	23
19	GUARANTOR OBLIGATIONS	24
20	GOVERNING LAW AND ARBITRATION	25
21	COUNTERPARTS	26

Schedules
1	Relevant Sellers and Relevant Buyers	27
2	Purchase Price Allocation	28
3	The Excluded Assets	29
4	Warranties	30
5	Limitations on the Seller’s Liability	39
6	Azlan Name	44
7	Part I - Completion Accounts	45
	Part II - Pro Forma Balance Sheet as at the Transfer Date	49
8	Material Contracts	50
9	IT Systems	51
10	Transitional Arrangements	52

CONFIDENTIAL TREATMENT REQUESTED

THIS AGREEMENT is made on 7 March	2006

BETWEEN:

(1)	TECH DATA EUROPE GMBH incorporated and registered in Germany with company number HRB 123866 whose registered office is at Kistlerhofstrasse 75, D-81379 Munich, Germany (the “Seller”); and

(2)	GLOBAL KNOWLEDGE NETWORK NETHERLANDS B.V. incorporated and registered in the Netherlands with company number 30134193 whose registered office is at Ratelaar 38, 3434 EW Nieuwegein, The Netherlands (the “Buyer”);

(3)	GLOBAL KNOWLEDGE TRAINING LLC incorporated and registered in the state of Delaware and whose registered office is at 90000 Regency Parkway, Suite 500, Cary, North Carolina 27511, United States of America (the “Guarantor”).

WHEREAS

(A)	Each of the Relevant Sellers (as defined below) is a direct or indirect subsidiary of or an Associated Company of the Seller and the Relevant Sellers together carry on the Business.

(B)	Each of the Relevant Buyers (as defined below) is a direct or indirect subsidiary of the Buyer.

(C)	The Seller has agreed to sell and transfer, or procure the sale and transfer by the Relevant Sellers of, and the Buyer has agreed to purchase, or procure the purchase by the Relevant Buyers of, the Business as a going concern for the consideration and on the terms and subject to the conditions set out in this Agreement and the relevant Local Agreements (as defined below).

OPERATIVE CLAUSES

1.	INTERPRETATION

In this Agreement:

1.1	the following expressions have the following meanings unless inconsistent with the context:

“Accounting Date”	31 January 2005

“Accounts”	the audited statutory accounts of each Relevant Seller for the financial year which ended on the Accounting Date

CONFIDENTIAL TREATMENT REQUESTED	1

“Additional Consideration”	the amount of USD $500,000 set out in clause 4.1.2

“Associated Company”

any company which at the relevant time is:

(a)      a holding company of the Seller (or the Buyer (as the case may be)); or

(b)      a subsidiary or subsidiary undertaking of the Seller (or the Buyer (as the case may be)); or

(c)      a subsidiary or subsidiary undertaking of any such holding company (other than the Seller (or the Buyer (as the case may be)) itself);

the expressions “holding company”, “subsidiary” and “subsidiary undertaking” having the meanings given to them by CA 1985

“Assumed Liabilities”

(i)       the liabilities of the Relevant Sellers in respect of the Business which fall due on or after the Transfer Date set out in the Completion Accounts, and

(ii)      all other obligations of the Relevant Sellers under or in respect of the Business Contracts and the Property due to be performed after the Transfer Date (but excluding any liability for breach of any such obligation which ought to have been performed prior to the Transfer Date)

“Azlan Integration”	the process of integrating the operational business activities of Azlan entities into the Tech Data group of companies which started in December 2004 and which is ongoing

CONFIDENTIAL TREATMENT REQUESTED	2

“Azlan Name”	the Azlan Training name and/or the Azlan logo as used in the Business at the Transfer Date, including the visual representations which are set out in Schedule 6

“Business”	the training business carried on by the Relevant Sellers under the Azlan Name at the Transfer Date

“Business Assets”	all the property, rights and assets of the Business to be sold to the Relevant Buyers pursuant to this Agreement or any Local Agreement as described in clause 2

“Business Contracts”	all Contracts entered into by or on behalf of the Relevant Sellers in connection with the Business which are unperformed (wholly or partly) as at the Transfer Date and including customer and supplier contracts, computer contracts, leasing and hire agreements, pre-payments in respect of business contracts and licences of Intellectual Property Rights and Know How but excluding employment contracts with Employees, contracts relating to the ownership or occupation of the Property, and contracts relating to the Excluded Assets

“Business Day”	any day (other than a Saturday or Sunday) on which banks are open in London for normal banking business

“Business Information”	all confidential information (but excluding Business Know How) that is used in any part of the Business and Business Assets including (i) any products sold or services rendered by the Business and (ii) the operations, management, administration or financial affairs of the Business

CONFIDENTIAL TREATMENT REQUESTED	3

“Business Intellectual Property”	Intellectual Property Rights (excluding the Business Name) owned by the Relevant Sellers or used in connection with the Business as at the Transfer Date

“Business Know How”	that Know How owned by the Relevant Sellers and used primarily and substantially in connection with the Business at this Transfer Date excluding for the avoidance of doubt any Business Name

“Business Name”	the Tech Data name and/or the Azlan Name

“Buyer’s Solicitors”	Kilpatrick Stockton LLP of One Canada Square Canary Wharf, London E14 5NZ, United Kingdom

“CA 1985”	the Companies Act 1985

“Collateral Intellectual Property Rights”	all intellectual property rights, other than Intellectual Property Rights (as defined below) used in connection with the Business as at the Transfer Date

“Completion”	completion of the sale and purchase in accordance with clause 5

“Completion Accounts”	the proforma balance sheets of each of the Relevant Sellers relating to its part of the Business as at the Transfer Date prepared in accordance with Schedule 7 and on a consistent basis with the Management Accounts

“Consideration”	the aggregate consideration for the sale of the Business Assets as stated in clause 4

“Contract”	any legally binding agreement or commitment

“Customer Cash”	all cash sums belonging or referable to customers, or potential customers, of the Business which are held by or deposited with the Seller and/or each Relevant Seller as deposits for, or advance or instalment payment in relation to, any Business Contract, or so held or deposited in relation to any contract or order which any such customer may place with the Business in the future

CONFIDENTIAL TREATMENT REQUESTED	4

“Deposit”	the sum of USD $1,650,000 to be paid to the Seller on the execution of this Agreement in accordance with clause 3

“Disclosed”	disclosed in the Disclosure Letter or any of its annexures

“Disclosure Letter”	the letter having the same date as this Agreement from the Seller to the Buyer qualifying the Warranties

“Employees”	the persons identified in schedules to the Local Agreements and employed in the Business immediately before the Transfer Date whose contracts of employment after the Transfer Date will be or are deemed effected with the Relevant Buyer

“Encumbrance”	any mortgage, charge, pledge, lien, assignment by way of security, option, restriction, claim, right of pre-emption, right of first refusal, third party right or interest, other encumbrance or security interest of any kind, or other preferential arrangement having similar effect

“Excluded Assets”	the assets described in Schedule 3 and which are excluded from the sale and purchase pursuant to this Agreement

“Goodwill”	the goodwill of the Business at the Transfer Date and the exclusive right of the Relevant Buyer to carry on the Business and to represent themselves as carrying on the Business in succession to the Relevant Sellers

“Initial Consideration”	the sum of USD $16.5 million (sixteen million five hundred thousand United States’ dollars)

CONFIDENTIAL TREATMENT REQUESTED	5

“Intellectual Property Rights”	the Business Name, the Flexcom name, the Horizon name, the domain names listed in the Disclosure Letter, software licences and ownership and other rights to use the training and marketing materials employed in the Business at the Transfer Date

“Inventory”	all stock in trade of the Business at the Transfer Date (including, without limitation any transferable testing vouchers)

“IT Systems”	all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or in relation to the Business, excluding the Retained Accounting Systems. A non-exhaustive list of the IT Systems (providing central IT services) is set out in Schedule 9

“Jurisdictions”	Belgium, Denmark, France, Germany, Italy, the Netherlands, Norway, Spain, Sweden and the United Kingdom

“Know How”	all technical information and know-how (whether or not confidential) including that comprised in or derived from formulae, designs, specifications, drawings, manuals, instructions and catalogues that in any way relate to inventions, discoveries, improvements, designs, processes, techniques, computer hardware and Software

“Liabilities”	all costs, expenses, losses, damages, claims, proceedings, awards, fines, orders and other liabilities (including reasonable legal and other professional fees and expenses) whenever arising or brought

CONFIDENTIAL TREATMENT REQUESTED	6

“Local Agreements”	the asset transfer agreements to be entered into by the Relevant Sellers and the Relevant Buyers on Completion in substantially the agreed form or in such other form as the parties may agree required in order to effect the sale and purchase of the Business in the Jurisdictions and Local Agreement means any one of them

“Management Accounts”	a proforma balance sheet and a profit and loss account relating to the Business extracted from the management accounts of each Relevant Seller for the nine month period from the Accounting Date to the Management Accounts Date

“Management Accounts Date”	31 October 2005

“Material Business Contracts”	means those Business Contracts listed in Schedule 8

[REDACTED]	[REDACTED]

“Parties”	the parties to this Agreement and “Party” shall be construed accordingly

“Plant and Equipment”	the fixed and loose plant, machinery and equipment, fittings and other chattels (including office equipment but excluding the IT Systems) owned by the Relevant Sellers and used in connection with the Business or this Transfer Date whether or not situated at the Property

“Property”	the leasehold or licensed properties used in connection with the Business listed in the Local Agreements and in relation to a particular Relevant Seller, the leasehold or licensed property owned or occupied for the purpose of the Business by that Relevant Seller and each and every part of such property (including, for the avoidance of doubt the benefit of rental payments, deposits and rates made under the relevant Leases prior to Completion and where the context admits the leases and tenancies pursuant to which the Properties are held by the Seller or Relevant Seller)

CONFIDENTIAL TREATMENT REQUESTED	7

“Records”	all the books and records (or extracts thereof where appropriate) relating primarily and substantially to the Business, the Business Assets and the Employees (including personnel files) other than those relating to the Excluded Assets and any records that the Seller or the Relevant Sellers are required by law to retain

“Relevant Buyers”	the relevant buyers whose names are set out in column (2) of Schedule 1

“Relevant Claim”	any claim for breach of any of the Warranties or any other provision of this Agreement (other than a breach of clause 2.2 or a claim under clause 7.1)

“Relevant Sellers”	the relevant sellers whose names are set out in column (1) of Schedule 1

“Retained Accounting Systems”	the “SAP” and “Strategix” accounting software systems used by certain of the Relevant Sellers

“Retained Liabilities”	all liabilities or obligations of the Business which have accrued at the Transfer Date other than the Assumed Liabilities

“Retained Property”	the leasehold or licensed properties used in connection with the Business in [REDACTED]

“Seller’s Solicitors”	Eversheds LLP of Senator House, 85 Queen Victoria Street, London EC4V 4JL

“Software”	any form of computer program, including applications software, database platform and operating systems, whether in source or object code form used in the Business

CONFIDENTIAL TREATMENT REQUESTED	8

“Taxation” or “Tax”	any governmental, federal, state, regional, local, municipal or foreign income, gross receipts license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, estimated, or other tax or any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person

“Trade Accounts Receivable”	all amounts owing to a Relevant Seller by trade debtors in connection with the Business at the Transfer Date in respect of goods or services supplied by such Relevant Seller before the Transfer Date (whether or not invoiced and whether or not then due and payable)

“Transfer Date”	10 March 2006, or such other date as the Parties may agree

“VAT”	Value Added Tax

“Warranties”	the warranties set out or referred to in clause 6 and Schedule 4

1.2	references to any statute or statutory provision include, unless the context otherwise requires, a reference to the statute or statutory provision as modified or re-enacted and in force from time to time prior to Completion and any subordinate legislation made under the relevant statute or statutory provision in force prior to Completion;

1.3	references to persons will include bodies corporate, unincorporated associations and partnerships;

CONFIDENTIAL TREATMENT REQUESTED	9

1.4	references to a document being “in the agreed terms” are to that document in the form agreed and for the purposes of identification initialled by or on behalf of the Seller and the Buyer;

1.5	references to the singular include the plural and vice versa;

1.6	references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the Schedule in which such references appear;

1.7	references to the Transfer Date shall mean 5.30 p.m. (GMT) on the Transfer Date;

1.8	if any reference to an amount in US dollars under this Agreement or any Local Agreement needs to be converted into a currency other than US dollars it will be converted at the spot rate prevailing and published in the Financial Times in London on the Transfer Date;

1.9	the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

1.10	the headings in this Agreement will not affect its interpretation; and

1.11	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding that term.

2.	SALE AND PURCHASE

2.1	The Seller will procure the sale and transfer by each Relevant Seller, in each case pursuant to this Agreement and, to the extent applicable, the relevant Local Agreement with full title guarantee (unless otherwise specified in this Agreement), and the Buyer will procure the purchase by each Relevant Buyer of the Business as a going concern as at the Transfer Date comprising the following assets (the “Business Assets”):

2.1.1	the benefit (subject to the burden) of the Business Contracts;

2.1.2	the Business Know How;

2.1.3	the Business Information;

2.1.4	the Business Intellectual Property;

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2.1.5	the Collateral Intellectual Property Rights

2.1.6	the Inventory;

2.1.7	the IT Systems;

2.1.8	the Goodwill;

2.1.9	the Plant and Equipment;

2.1.10	the Property (other than the Retained Property);

2.1.11	the Trade Accounts Receivable; and

2.1.12	the Records.

2.2	Each of the Business Assets will be sold and bought free from any Encumbrance and with all rights attached to it unless otherwise specified in this Agreement.

2.3	The Buyer will procure that each Relevant Buyer will assume the burden of the Assumed Liabilities pursuant to the relevant Local Agreement.

2.4	Except as otherwise provided in this Agreement or any relevant Local Agreement:

2.4.1	beneficial ownership and risk in each of the Business Assets in respect of which beneficial ownership is to pass to the Relevant Buyer will pass to the Relevant Buyer on Completion; and
2.4.2	title to all Business Assets in respect of which beneficial ownership is to pass to the Relevant Buyer which can be transferred by delivery will pass on delivery and such delivery will be deemed to take place at Completion.

2.5	Notwithstanding any other provision of this Agreement, the Excluded Assets and the Retained Liabilities (which the Parties do not consider to be necessary for the operation of the business as a going concern) are excluded from the sale and purchase under or pursuant to this Agreement.

2.6	For the avoidance of doubt, provisions dealing with the transfer of the Business Assets and detailed schedules of the Property and the Employees are contained in the Local Agreements.

2.7	Subject to Completion:

2.7.1	[REDACTED];

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2.7.2	[REDACTED];

2.7.3

2.7.3.1	[REDACTED]

2.7.3.2	[REDACTED]

2.7.3.3	[REDACTED]

2.7.3.4	[REDACTED]

2.7.3.5	[REDACTED]

3.	DEPOSIT

3.1	There shall be paid by the Buyer in cash to the Seller’s Solicitors client account on the execution of this Agreement the amount of the Deposit, which shall be held by the Seller’s Solicitors as stakeholders and shall be dealt with in accordance with Clause 3.2 of this Agreement.

3.2	The Seller’s Solicitors shall hold the Deposit as stakeholders and the Seller and the Buyer agree irrevocably to authorise the Seller’s Solicitors to:

3.2.1	pay the Deposit and accrued interest to the Seller either: (a) (as part satisfaction of the Initial Consideration) in the event that Completion takes place in accordance with Clause 5; or (b) if Completion does not take place in accordance with Clause 5 due to anything done or omitted to be done by the Buyer save where the Buyer exercises it right to rescind this Agreement pursuant to Clause 17.4; or

3.2.2	pay the Deposit and accrued interest to the Buyer in the event that Completion does not take place in accordance with Clause 5 due to anything done or omitted to be done solely by the Seller.

4.	CONSIDERATION

4.1	The Consideration for the sale of the Business and the Business Assets is:

4.1.1	the Initial Consideration (the amount of which less the Deposit shall be paid in accordance with clause 5.5, such Deposit to be dealt with in accordance with clause 3 above);

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4.1.2	[REDACTED], a further amount of USD $500,000, payable within 10 Business Days of unconditional confirmation of renewal to the Buyer or any Relevant Buyer [REDACTED].

4.2	[REDACTED].

4.3	The Consideration will be allocated as set out at Schedule 2.

4.4	The Consideration shall be paid by the Buyer (as agent for the Relevant Buyers) to the Seller or such other Tech Data entity as the Seller shall direct (as agent for the Relevant Sellers), in accordance with clauses 5.5 and 5.6 as reflected in and subject to any legal requirements under any Local Agreement for any direct payments thereunder or as otherwise agreed by the Buyer and the Seller.

4.5	All amounts expressed in this Agreement as being payable by the Buyer are expressed exclusive of any VAT or similar tax or duty which may be chargeable. The parties will use their respective best endeavours to mitigate the imposition of any such tax. If subsequent to Completion it is determined that the relevant sales are (contrary to the view of the Parties) not to be regarded as transfers as going concerns such that VAT or a similar tax should have been charged, the Buyer will be invoiced and shall pay such tax to the Seller.

5.	COMPLETION

5.1	Completion will take place at the offices of Seller’s Solicitors on the Transfer Date.

5.2	At Completion, the Seller shall procure that each Relevant Seller shall, and the Buyer shall procure that each Relevant Buyer shall enter into the relevant Local Agreement. To the extent that any provisions of this Agreement are inconsistent with or additional to the provisions of a Local Agreement, the provisions of this Agreement shall prevail and the Seller and the Buyer shall procure that the provisions of the relevant Local Agreement are adjusted to the extent necessary to give effect to the provisions of this Agreement subject to being compliant with any relevant law in the relevant Jurisdiction and/or that the Relevant Seller and the Relevant Buyer comply to the extent lawful with the provisions of this Agreement as though they were bound by such provisions in place of the provisions of the relevant Local Agreement. For the avoidance of doubt, the relevant Local Agreement will be entered into solely in order to implement the sale and purchase of the part of the Business agreed to be sold in the relevant Jurisdiction and to enable the Relevant Buyer to enter into a direct contractual relationship with the Relevant Seller in the terms of the Local Agreement.

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5.3	The Seller shall not and shall procure that a Relevant Seller shall not bring any claim against the Buyer or the Relevant Buyers in respect of or based upon the Local Agreements save to the extent necessary to implement any transfer of any Business Assets sold hereunder in a manner consistent with the terms provided for by this Agreement. To the extent that the Seller or a Relevant Seller does bring such a claim (save as referred to above), the Seller shall indemnify each of the Buyer and the Relevant Buyers against all losses which it may suffer through or arising from the bringing of such a claim against it. The Buyer shall not and shall procure that a Relevant Buyer shall not bring any claim against the Seller or the Relevant Sellers in respect of or based upon the Local Agreements save to the extent necessary to implement any transfer of any Business Assets sold hereunder in a manner consistent with the terms provided for by this Agreement. To the extent that the Buyer or a Relevant Buyer does bring such a claim (save as referred to above), the Buyer shall indemnify each of the Seller and the Relevant Sellers against all losses which it may suffer through or arising from the bringing of such a claim against it.

5.4	At and from Completion, the Seller will procure that the Relevant Sellers and the Buyer will procure that the Relevant Buyers will comply with the provisions of and perform the relevant Local Agreements.

5.5	At Completion, the Buyer will pay the Initial Consideration by electronic funds transfer to the Seller’s Solicitors’ client account (details of which have been provided by the Seller’s Solicitors to the Buyer’s Solicitors) or by such other method as may be agreed between the parties.

5.6	The Additional Consideration shall be paid by electronic funds transfer to the Seller’s Solicitors’ client account or by such other method as may be agreed between the parties within the applicable time frame prescribed in clause 4.1.2.

5.7	The Seller’s Solicitors are authorised to receive the Consideration on behalf of the Seller and payment to them will be a good and sufficient discharge to the Buyer and the Buyer will not be further concerned as to the application of the moneys so paid.

5.8	The Buyer is not obliged to complete this Agreement unless the Relevant Sellers comply with all of their respective obligations under the relevant Local Agreements.

5.9	The Buyer and the Seller will implement the provisions of Schedule 7 to produce and effect a final determination of the Completion Accounts.

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5.10	Between the execution of this Agreement and Completion, the Seller shall procure that the Relevant Sellers shall operate the Business in the normal course and that all insurance related to the Business is maintained.

6.	WARRANTIES

6.1	The Seller warrants to the Buyer in the terms of the Warranties. The Warranties shall have effect subject to and shall be qualified by all facts and matters fairly Disclosed and the limitations and qualifications set out in this Agreement.

6.2	The Seller waives and may not enforce any right which the Seller may have against any of the Employees on whom it may have relied in agreeing to any term of this Agreement or any statement in the Disclosure Letter save to the extent of any fraud or any dishonest, reckless or wilful misconduct or omission by such Employee towards the Seller in this regard.

6.3	Each Warranty is to be construed independently and is not limited or restricted by any other Warranty.

6.4	Where any Warranty refers to the knowledge, information, belief or awareness of the Seller (or similar expression) the reference shall include the actual knowledge of the Seller and Relevant Seller and the Seller will be deemed to be aware of all information it received after making due enquiry of [REDACTED] and any other persons who are directors of the Relevant Sellers but the Seller will not be deemed to have made enquiry of any other person or further or otherwise and will not be liable for breach of Warranty should a fact or circumstance which would otherwise constitute a breach of Warranty be known to any person other than the persons of whom due enquiry should be made.

6.5	Notwithstanding any other provision of this Agreement, the liability of the Seller in respect of any Relevant Claim will be limited in accordance with the provisions of Schedule 5 (Limitations on the Seller’s liability).

6.6	Where an amount is payable by one party to the other after Completion, the amount of any Relevant Claim or any indemnity claim as finally determined will if determined in a currency other than US dollars be converted to US dollars at the spot rate prevailing and published in the Financial Times in London last before payment.

6.7	In respect of any Relevant Claim (or part thereof) the Seller will pay the sum due to the Buyer within 10 Business Days of the Seller or Relevant Seller confirming it does not dispute the relevant amount of the Relevant Claim or part thereof.

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6.8	In the event that any of the Business Assets used in the remote labs are removed or rendered unusable by the Seller or any Associated Company, or any agent thereof, after Completion the Seller shall replace such Business Assets with the same equipment or equipment with the same specifications and functionality within 24 hours of notification by Buyer to Seller regarding an event triggering this clause 6.8. For the avoidance of doubt, the financial limitations on the Seller’s liability contained in paragraphs 2.2 and 2.3 of Schedule 5 shall not apply to this clause 6.8. For the further avoidance of doubt, the other provisions of Schedule 5 shall apply to this clause 6.8.

7.	INDEMNITIES

7.1	As at and from the Transfer Date, the Seller undertakes to indemnify, and to keep indemnified, the Buyer and each Relevant Buyer against the Retained Liabilities (whether actual, contingent or prospective) to the extent not performed or discharged by the Relevant Sellers under the Local Agreements including any reasonable costs of defending third party claims relating to the Retained Liabilities and all reasonable legal fees incurred by the Buyer in connection with enforcing this indemnity.

7.2	As at and from the Transfer Date, the Buyer undertakes to indemnify, and keep indemnified, the Seller and each Relevant Seller against the Assumed Liabilities (whether actual, contingent or prospective) to the extent not performed or discharged by the Relevant Buyers under the Local Agreements including any reasonable costs of defending third party claims relating to the Assumed Liabilities and all reasonable legal fees incurred by the Seller in connection with enforcing this indemnity.

7.3	The Buyer undertakes to:

7.3.1	procure that the Relevant Buyers shall pay any registration fee or transfer tax payable by the Relevant Buyers on the transfer of the Business Assets in any Jurisdiction; and

7.3.2	indemnify, and keep indemnified, the Seller and each Relevant Seller against any failure by the Relevant Buyers to pay any such registration fee or transfer tax.

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8.	RESTRICTIVE COVENANTS

8.1	In this clause:

“Confidential Information”	means all Business Know How and all Business Information, in each case, which amounts to a trade secret and which is not publicly known

8.2	Each party undertakes to the other that it shall not and shall procure that each of the Associated Companies shall not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the other:

8.2.1	for a period of two years from Completion, solicit or entice away, or endeavour to solicit or entice away, from the other party or any Associated Company of it, or employ, any person employed by, or who is or was a consultant to, the other party at Completion provided that nothing in this clause will prohibit or restrict a party from interviewing and/or employing any such person who (i) initiates discussions regarding employment without any direct or indirect solicitation by a party; (ii) contacts a party or any Associated Company of it in response to a general recruitment advertisement placed by or on behalf of such party or any Associate Company of it in the national, local or trade press or otherwise in relation to seeking employment with such party; or (iii) has been terminated by the relevant party or any Associated Company of it prior to commencement of any employment discussions or employment; or

8.2.2	at any time after Completion make use of, disclose or cause unauthorised disclosure to any person (except those authorised by the Buyer in writing to know or as required by law or any governmental or regulatory organisation, or to enforce the terms of this Agreement) any Confidential Information relating to the other party or any Associated Company of it.

8.3	The Seller undertakes to the Buyer that it shall not, and will procure that the Relevant Sellers shall not, (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly), without the prior written consent of the Buyer:

8.3.1	for a period of two years from Completion, in any geographic areas in which the Business was carried on at the Completion Date, carry on or be employed, engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at Completion;

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8.3.2	for a period of two years from Completion use the Azlan Name.

8.4	Each of the undertakings set out in this clause is separate and severable and enforceable accordingly, and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the person to whom it relates.

9.	USE OF THE AZLAN NAME

9.1	Subject to the conditions set out in this clause 9, the Seller hereby grants to the Buyer and the Relevant Buyers for a period of 12 months after Completion the non-exclusive, non-assignable right to use the Azlan Name in any geographic areas in which the Business was carried on in the period of 12 months ended on the Completion Date solely in connection with the Buyer’s succession of the Business.

9.2	It is understood between the parties that during the 12 month period referred to in clause 9.1 above the Buyer will and will procure that the Relevant Buyers will phase out its use of the Azlan Name in favour of using its own name and logo.

9.3	The Buyer will and will procure that the Relevant Buyers will only use the Azlan Name in connection with the Business as set out in this clause. The Buyer and/or the Relevant Buyers may during, but not following the expiry of, the above 12 month period:

9.3.1	where the Azlan Name has prior to Completion been applied and/or displayed in connection with the Business, continue to display and use the Azlan Name in precisely the same manner;

9.3.2	use existing stocks of printed training materials; and

9.3.3	use the Azlan Name on advertising and marketing materials.

9.4	The Buyer will not and will procure that the Relevant Buyers will not apply and/or use the Azlan Name in relation to its business other than the Business.

9.5	The Buyer will not and will procure that the Relevant Buyers will not use or refer to the Azlan Name in any way which would tend to allow it to become generic, lose its distinctiveness, or become liable to mislead the public, nor use or refer to the Azlan Name in any way which is detrimental to or inconsistent with the good name, goodwill, reputation and image of the Seller and the Relevant Sellers.

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9.6	The Buyer will not and will procure that the Relevant Buyers will not at any time adopt or use or attempt to register any name, logo, trade mark, symbol or device which incorporates or is confusingly similar to, or is a simulation or colourable imitation of the Azlan Name or takes advantage of or is detrimental to the distinctive character or repute of the Azlan Name.

9.7	The Buyer acknowledges that the Azlan Name is and will remain the property of the Seller or the Relevant Sellers, and the Buyer shall not acquire any right, title or interest in the Azlan Name except the rights of use as are specifically set out in this Agreement and agree that the goodwill attaching to the Azlan Name as a result of the Buyer’s or the Relevant Buyers’ use of them, and all use of the Azlan Name shall enure for the Seller’s benefit.

9.8	The Buyer hereby indemnifies the Seller against all Liabilities suffered or incurred by the Seller or the Relevant Sellers as a result of the Buyer’s or any Relevant Buyer’s use of the Azlan Name otherwise than in accordance with this Agreement.

9.9	The Seller hereby indemnifies the Buyer in respect of any claims against the Buyer or any Relevant Buyer by any third party claimants to be entitled to exercise rights in respect of the Azlan Name for any unauthorised use by the Buyer or any Relevant Buyer of the Azlan Name.

9.10	The Buyer will and will procure that the Relevant Buyers will promptly notify the Seller if it becomes aware of any unauthorised use of the Azlan Name and the Buyer will and will procure that the Relevant Buyers will assist the Seller as the Seller may reasonably require to protect the Azlan Name.

9.11	If the Buyer is in breach of any of its obligations under this clause 9 and such breach is not remediable or, to the extent that it is remediable, it is not remedied to the reasonable satisfaction of the Seller within 15 days of notice to remedy the Seller may terminate absolutely and with immediate effect by notice in writing to the Buyer all of the Buyer’s rights under this clause. Otherwise, the Buyer’s rights under this clause shall terminate on the expiry of the twelve month period referred to in clause 9.1.

9.12	Upon any termination under clause 9.11, the Buyer shall and shall procure that the Relevant Buyers shall immediately cease to use the Azlan Name and shall immediately remove or obliterate in a permanent manner all visible manifestations of the Azlan Name and, upon request from the Seller, shall certify thereto in the form of a declaration by a director of the Buyer.

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10.	BUYER’S ASSURANCES

10.1	The Buyer warrants to the Seller that it and each Relevant Buyer has full power to enter into and perform this Agreement and the relevant Local Agreement (as the case may be) and that this Agreement and the relevant Local Agreement (as the case may be) constitutes a binding obligation on the Buyer and each Relevant Buyer in accordance with its terms and, without prejudice to the generality of the foregoing, the Buyer further warrants and represents that all authorisations, approvals, consents and licences required by the Buyer and/or the Relevant Buyers to permit the Buyer to enter into this Agreement or any Relevant Buyer to enter into the Local Agreement and the arrangements contemplated in those agreements have been unconditionally and irrevocably obtained and are in full force and effect.

10.2	The Buyer warrants to the Seller that there are no circumstances within the actual knowledge of the Buyer, any Relevant Buyer or its officers or employees at the date of this Agreement which will or might entitle the Buyer to make a claim against the Seller under this Agreement.

11.	RECORDS AND ACCESS

11.1	Without prejudice to any other provision of this Agreement, the Buyer and its agents will be entitled for a period of 2 years from Completion on giving reasonable notice to the Seller to have access during normal business hours to take copies of any books, documents or other records (including computer records) in the Seller’s possession relating primarily and substantially to the Business or the Business Assets and which have not been delivered to the Buyer.

11.2	The Seller and its agents will, where necessary for the completion of its accounts or tax returns or for dealing with any claims or disputes relating to the use of the Business Assets or the carrying on of the Business up to the Transfer Date, be entitled for a period of six years from Completion on giving reasonable notice to the Buyer to have access during normal business hours and to take copies of any of the Records which were delivered to the Buyer pursuant to this Agreement and the Buyer shall retain the Records for such period of 6 years.

11.3	For a period of 2 years from Completion and in the event of the Buyer needing to produce financial information to support a public offering on any internationally recognised stock exchange, the Seller shall give due consideration to any reasonable

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request made by the Buyer for the Seller to offer assistance and provide documentation to the Buyer and its agents, where it is still in the Seller’s possession and relates primarily and substantially to the Business or the Business Assets and which have not been delivered to the Buyer, and the Buyer shall reimburse the Seller for reasonable third party expenses incurred in this regard. For the avoidance of doubt such information will be provided without responsibility on the part of the Seller, any Relevant Seller or any of their respective employees, consultants, advisers or agents and specifically without any representations or warranties as to its accuracy or completeness.

12.	FUTURE ENQUIRIES AND ASSISTANCE

The Seller will after Completion refer enquiries received by it relating primarily and substantially to the Business to the Buyer including enquiries for orders for anything manufactured or sold in connection with the Business.

13.	ANNOUNCEMENTS

13.1	No announcement or circular concerning the terms of the transactions contemplated by this Agreement and no disclosure of the terms of this Agreement will be made by the Seller except with the prior written approval of the Buyer or by the Buyer except with the prior written approval of the Seller.

13.2	Clause 13.1 does not apply to any announcement, circular or disclosure required by law, or to the extent relevant, the regulations of any stock exchange or listing authority or any other governmental or regulatory organisation or any action taken to enforce this Agreement, provided, if practicable, in each case, that the party required to make it has first consulted and taken into account the reasonable requirements of the other party.

14.	COSTS

Except where expressly stated otherwise, each party to this Agreement will bear such party’s own costs and expenses relating to the negotiation, preparation and implementation of this Agreement.

15.	NOTICES

15.1	Any notice or other communication given in connection with this Agreement will be in writing and will be delivered personally or sent by pre-paid first class post (or air mail if overseas) or by fax to the recipient’s address set out in this Agreement or to any other address which the recipient has notified in writing to the sender received not less than seven Business Days before the notice was despatched.

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15.2	A notice or other communication is deemed given:

15.2.1	if delivered personally, upon delivery at the address provided for in this clause; or

15.2.2	if sent by prepaid first class post, on the second Business Day after posting it; or

15.2.3	if sent by air mail, on the sixth Business Day after posting it; or

15.2.4	if sent by fax, on completion of its transmission

provided that, if it is delivered personally or sent by fax on a day which is not a Business Day or after 4 p.m. on a Business Day, it will instead be deemed to have been given or made on the next Business Day.

15.3	The provisions of this clause will not apply, in the case of service of court documents, to the extent that such provisions are inconsistent with the Civil Procedure Rules.

16.	ASSIGNMENT

16.1	None of the parties may assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under this Agreement nor sub-contract any or all of its obligations under this Agreement, nor purport to do any of the same without the prior written consent (such not to be unreasonably withheld) of the other parties.

16.2	This Agreement will be binding and enure for the benefit of successors in title and permitted assigns of each of the parties and references to the parties will be construed accordingly.

17.	ENTIRE AGREEMENT

17.1	This Agreement and the documents referred to in it constitutes the entire agreement between the parties and supersedes and replaces any previous agreement, understanding, undertaking, representation, warranty or arrangement of any nature whatsoever between the parties relating to the subject matter of this Agreement.

17.2	The Buyer acknowledges and agrees for itself and each Relevant Buyer that in entering into this Agreement, and the documents referred to in it, it has not relied on,

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and will have no remedy in equity, contract, tort, under the Misrepresentation Act 1967 or otherwise in respect of, any representation other than as set out in this Agreement and each document referred to in it.

17.3	Subject to clause 17.4, the only remedy available to the Buyer in respect of this Agreement and the documents referred to in it is damages for breach of contract and, for the avoidance of doubt, it will not have the right to rescind or terminate this Agreement for breach of contract, negligent or innocent misrepresentation or otherwise.

17.4	The Buyer shall have the right to rescind this Agreement in the event of any fraudulent misrepresentation by the Buyer to the Seller where such fraudulent misrepresentation has a material impact on the Business.

17.5	Nothing in this clause will have the effect of limiting or restricting any liability of the parties arising as a result of any fraud.

18.	GENERAL

18.1	Unless otherwise provided, any outstanding obligation contained in this Agreement will remain in force notwithstanding Completion.

18.2	Each Party will (at the other party’s cost) do, or procure the doing of, all acts and things and execute, or procure the execution of, all documents as the other Party reasonably considers necessary to give full effect to the terms of this Agreement and the Local Agreements.

18.3	Failure or delay by any Party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

18.4	Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

18.5	The Parties to this Agreement do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

18.6	No variation of this Agreement will be valid unless it is in writing and signed by or on behalf of each Party to this Agreement.

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18.7	Save as expressly provided in this Agreement all rights or remedies provided by law are excluded.

18.8	The Parties will perform the obligations set out in Schedule 10.

18.9	If any sum payable under this Agreement is not paid when due then, without prejudice to either party’s rights under this Agreement, that sum will bear interest at 2 per cent per annum over the base rate for the time being of HSBC Bank plc, such interest accruing on a daily basis until payment is made in full, whether before or after any judgement.

19.	GUARANTOR OBLIGATIONS

19.1	In consideration of the Seller entering into this Agreement the Guarantor irrevocably and unconditionally:

19.1.1	guarantees to the Seller the due and punctual payment, observance and performance by the Buyer of all of the Buyer’s liabilities and obligations, whether present or future, express or implied, actual or contingent, under;

(i)	clause 4.1.2 (Additional Consideration); and

(ii)	clause 7.2 (Buyer’s indemnities) to the extent only that the same relates to Assumed Liabilities in respect of the Property (the “Lease Obligations”); and

19.1.2	undertakes that, if the Buyer fails to pay in full and on time any amount due under or in connection with clause 4.1.2 and/or the Lease Obligations, the Guarantor will immediately on demand pay that amount as if it were the principal obligor; and

19.1.3	agrees to indemnify the Seller on demand against each loss, liability and cost which the Seller incurs as a result of:

19.1.3.1	the Buyer’s failure to perform in full and on time its obligations under or arising out of clause 4.1.2 and/or the Lease Obligations; or

19.1.3.2	any of the obligations (or purported obligations) of the Buyer under clause 4.1.2 and/or the Lease Obligations being or becoming void, voidable or unenforceable.

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19.2	Neither the liability of the Guarantor under this clause nor the rights, powers and remedies conferred on the Seller under this clause or by law will in any way be released, prejudiced, diminished or affected by any of the following:

19.2.1	time or other indulgence being granted to the Buyer in respect of its obligations under clause 4.1.2 and/or the Lease Obligations;

19.2.2	any amendment to, or any variation, waiver or release of, any obligation of the Buyer under clause 4.1.2 and/or the Lease Obligations;

19.2.3	any invalidity, illegality, unenforceability, irregularity or frustration in any respect of any of the liabilities or obligations referred to in clause 19.1.1; and

19.2.4	any other act, omission event or circumstances which, but for this provision, might operate to prejudice, affect or otherwise affect the liability of the Guarantor under this clause or any of the rights, powers or remedies conferred upon the Seller under this clause or by law.

Each obligation of the Guarantor under clause 19.1 is independent of each other obligation under that clause.

20.	GOVERNING LAW AND ARBITRATION

20.1	The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement and any dispute, controversy or claim arising out of or in connection with its subject matter will be governed by and construed in accordance with the law of England and Wales.

20.2	Any dispute, controversy or claim arising out of or in relation to this Agreement, or in breach, termination or invalidity thereof, will be referred to and finally settled by arbitration under the London Court of International Arbitration Rules.

20.3	The number of arbitrators will be three.

20.4	The place of arbitration will be London and the language to be used in the arbitral proceedings will be English.

20.5	If any arbitration proceedings are considered under this Agreement or any Local Agreement where such proceedings would raise issues which are substantially the same as, or connected with, issues raised in an arbitration proceeding under this Agreement or any Local Agreement which has already been commenced or arise out

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of substantially the same facts as are the subject of an arbitration proceeding under this Agreement or any Local Agreement which has already been commenced, the Parties shall use their best endeavours to ensure that the matters at issue shall be heard together by the same arbitral tribunal and that, if appropriate, the Buyer, Relevant Buyer, Seller and/or Relevant Seller or Relevant Buyer (as the case may be) be joined to any such proceeding.

20.6	The Parties hereby waive irrevocably:

20.6.1	any right of appeal under the Arbitration Act 1996 in relation to any award made by the arbitration tribunal appointed in accordance with this clause; and

20.6.2	any right to apply to the High Court under the Arbitration Act 1996 for the determination of any question of law arising in the course of any reference to arbitration under this clause.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

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SCHEDULE 1

Relevant Sellers and Relevant Buyers

(1) Relevant Seller	(2) Relevant Buyer	(3) Jurisdiction
Tech Data BVBA	Global Knowledge Belgium B.V.B.A	Belgium

Tech Data Denmark ApS	Global Knowledge Denmark ApS	Denmark

Azlan SAS	Global Knowledge Network France S.A.	France

Tech Data GmbH & Co. OHG	Global Knowledge Germany Training GmbH	Germany

Tech Data Italia S.r.l.	Global Knowledge Network Italia S.r.l.	Italy

Tech Data Nederland B.V.	Global Knowledge Network Netherlands B.V.	Netherlands

Azlan Norge A/S	Global Knowledge Norway AS	Norway

Tech Data Espana SLU	Global Knowledge Network Spain S.L.	Spain

Azlan Scandinavia AB	Global Knowledge Network Sweden AB	Sweden

Azlan Logistics Ltd and Computer 2000 Distribution Ltd*	Global Knowledge Network Training Ltd.	UK

*	Note: Azlan Logistics Limited and Computer 2000 Distribution Limited are to be regarded jointly as a Relevant Seller for all purposes except Schedule 7 (Completion Accounts) when they shall be treated as separate Relevant Sellers with separate Completion Accounts attributable to each of them.

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SCHEDULE 2

Purchase Price Allocation

[REDACTED]

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SCHEDULE 3

The Excluded Assets

The following assets are excluded from the sale and purchase:

1.	cash-in-hand held as at the Transfer Date and cash at bank (whether on current or deposit account) relating to the Business including uncleared cheques received at the Transfer Date, together with all Customer Cash;

2.	any sums due as at the Transfer Date to the Seller and/or Relevant Sellers in respect of Taxation including, without limitation VAT;

3.	the Business Name;

4.	the Retained Accounting Systems; and

5	the Retained Property.

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SCHEDULE 4

Warranties

22.	Schedules

The information contained in Schedules 2 and 3 to each Local Agreement is true and accurate in all material respects.

SELLER

23.	Capacity etc

The Seller and each Relevant Seller have full power to enter into and perform this Agreement and each relevant Local Agreement (as the case may be) and this Agreement and the relevant Local Agreement (as the case may be) constitutes a binding obligation on the Seller and each Relevant Seller in accordance with its terms and, without prejudice to the generality of the foregoing, all authorisations, approvals, consents and licences required by the Seller and/or the Relevant Sellers to permit the Seller to enter into this Agreement or any Relevant Seller to enter into the Local Agreement and the arrangements contemplated in those agreements have been unconditionally and irrevocably obtained and are in full force and effect.

ACCOUNTS

24.	The Accounts

24.1	The Accounts:

24.1.1	show a true and fair view of the assets, liabilities and state of affairs of each Relevant Seller as at the Accounting Date and of the profits (or losses) of each Relevant Seller financial year ended on that date;

24.1.2	have been prepared and audited in accordance with the historical cost convention, with all applicable accounting standards in the relevant Jurisdiction then in force and (to the extent that no accounting standard is applicable) with generally accepted accounting principles and practices of the United States then in force; and

24.1.3	have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Relevant Seller for the financial year immediately preceding that which ended on the Accounting Date.

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24.2	Without prejudice to the generality of paragraph 3.1, the Accounts:

24.2.1	provide for all material liabilities whatsoever of each Relevant Seller in relation to the Business (other than contingent or potential liabilities which are not expected to crystallise) and disclose all material contingent or potential liabilities of each Relevant Seller in relation to the Business which are not expected to crystallise and all material capital commitments of each Relevant Seller in relation to the Business as at the Accounting Date; and

24.2.2	set forth all the assets of each Relevant Seller that are attributable to the Business as at the Accounting Date and the profits (or losses) of each Relevant Seller for the financial year which ended on the Accounting Date.

25.	Management Accounts

The Management Accounts, copies of which are attached to the Disclosure Letter, have been prepared in good faith in accordance with generally accepted accounting principles and practices in the relevant Jurisdiction then in force and on bases consistent with those used in the preparation of the Accounts and in all material respects fairly reflect the performance and the position of the Business for the nine month period ended on and as at the Management Accounts Date.

CHANGES

26.	Since the Accounting Date, save in relation to the Azlan Integration:

26.1	the Business has been carried on in the ordinary and usual course and in the same manner (taking into account factors of seasonality) as in the 12 months preceding the Accounting Date;

26.2	Since the Management Accounts Date, save in relation to Azlan Integration,:

26.2.1	the Relevant Sellers have not acquired, or agreed to acquire, in relation to the Business any single asset having a value in excess of $100,000 other than in the ordinary course of its business;

26.2.2	the Relevant Sellers have not disposed of, or agreed to dispose of, any asset of the Business which has a value reflected in the Accounts in excess of $100,000 or which has been acquired since the Accounting Date other than in the ordinary course of its business;

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26.2.3	there has been no material adverse change in the financial position of the Business or its operations.

RECORDS

27.	The Records:

27.1	are properly prepared and maintained and up to date and accurate in all material respects; and

27.2	are all exclusively owned by the Relevant Sellers and under their direct control.

ASSETS

28.	Unencumbered title; possession

28.1	Each material Business Asset to be sold by a Relevant Seller is legally and beneficially owned by the Relevant Seller free from any Encumbrance.

28.2	No Relevant Seller has agreed to acquire any Business Asset (being an asset with a value exceeding $50,000) on terms that the property in it will not pass until full payment is made.

28.3	The Business Assets comprise all the assets that are necessary or desirable for the carrying on of the Business in the manner in which it is currently carried on.

29.	Intellectual Property Rights and Know How

29.1	All Intellectual Property Rights and Know How used in the Business (save for Intellectual Property Rights and Know How licensed to the Seller under any Business Contract) are legally and beneficially owned by the Relevant Seller.

29.2	There are and have been in the last six years no proceedings, actions or claims brought against any Relevant Seller in respect of the Business, and none are pending or threatened impugning the title, validity or enforceability of any of the Business Intellectual Property or Business Know How (provided that this warranty is qualified to the extent of matters within the Seller’s knowledge in respect of the period prior to the Relevant Seller’s ownership of the Business).

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29.3	So far as the Seller is aware, there is, and has been, no infringement of any of the Business Intellectual Property and none is pending or threatened.

29.4	So far as the Seller is aware, there are no circumstances which would render any current application for registration of the Business Intellectual Property unacceptable to the relevant registry or other authority or which would prevent any such application from proceeding to grant and registration.

29.5	Details of all licences, sub-licences and other agreements whereby the Relevant Sellers are licensed or otherwise authorised to use the Intellectual Property Rights, or Know How of a third party in connection with the Business which are material to the operation of the Business or whereby a Relevant Seller licenses or otherwise authorises a third party to use any of the Business Intellectual Property or Business Know How which are material to the operation of the Relevant Business are attached to the Disclosure Letter.

30.	IT Systems

Details of all material Software used in the Business are so far as the Seller is aware set out in or attached to the Disclosure Letter. Copies of all material licences, escrow agreements and development agreements in respect of such Software are so far as the Seller is aware attached to the Disclosure Letter.

PROPERTY

31.	Details of the Property

31.1	The particulars of the Property shown in each Local Agreement and true and accurate in all material respects.

31.2	The unexpired residue of the term granted by the Lease under which each Leasehold Property is held is vested in the Seller and/or each Relevant Seller and is valid and subsisting against all persons, including any person in whom any superior estate or interest is vested.

31.3	In relation to each Lease, the landlord, and each lessee, tenant, licensee or occupier has observed and performed in all material respects all covenants, restrictions, stipulations and other encumbrances and there has not been any express or implied waiver of or acquiescence to any breach of them.

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31.4	In relation to each Lease:

31.4.1	all principal rent and additional rent and all other sums payable by each lessee, tenant, licensee or occupier under each Lease (“Lease Sums”) have been paid as and when they become due; and

31.4.2	no Lease Sums have been commuted, waived or paid in advance of the due date of payment.

31.5	No collateral assurances, undertakings or concessions have been made by any party to any Lease.

31.6	No premium or principal rent has been taken or accepted from or agreed with any tenant, lessee, occupier or licensee under any Lease beyond what is legally permitted.

31.7	In this paragraph 10, “Lease” and “Leasehold Property” shall mean any Lease or Leasehold Property forming part of or relating to the Property.

EMPLOYEES

32.	Remuneration and employees

32.1	The Employees comprise all the persons employed or engaged by the Relevant Sellers in relation to the Business at the date of this Agreement.

32.2	A schedule of all of the Employees is attached to the Disclosure Letter and the details therein are accurate and substantially complete and such schedule gives details of the identity, job title, date of commencement of employment (or appointment to office), date of birth, years of continuous service, holiday entitlement, all contractual remuneration and benefits payable to each Employee.

32.3	Save as set out in the Completion Accounts, there are no amounts owing to any present or former officers, workers or employees of any Relevant Seller in relation to the Business and none of them is entitled to accrued but unpaid holiday or accrued but untaken holiday leave in respect of the current or previous holiday year of the Business.

32.4	There are no Employees who have been absent from work due to sickness or maternity leave for more than three continuous months in the 12 month period ending on the date of this Agreement.

32.5	No Relevant Seller has formally recognised a trade union or works council in relation to the Business or any part of it and the Relevant Seller is not a party to any agreement or understanding with any trade union in relation to the Business or any part of it.

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32.6	No Relevant Seller is involved in any industrial action in connection with the Business.

32.7	There are no home working, part time, job share, flexitime or flexible working arrangements or early retirement schemes applicable to any of the Employees.

32.8	No Relevant Seller operates any short time working scheme or arrangement or any redundancy or redeployment scheme or arrangement in relation to the Business, whether formal or informal, contractual or non-contractual, which provides for payments greater than those required by statute or for notice periods greater than those set out in contracts of employment or engagement.

32.9	No Relevant Seller uses the services of outworkers, agency or other self-employed persons, contracted labour or agents in the Business.

32.10	So far as the Seller is aware there is no person previously employed or engaged by any Relevant Seller who now has or may have statutory or contractual right to return to work or to be reinstated or to be re-engaged by it in the Business.

32.11	No Relevant Seller has given or received notice to terminate the employment or engagement of any person employed or engaged in the Business and no person has ceased to be employed or engaged in the Business in either case since the Management Accounts Date or where such notice has not yet expired.

33.	Pensions

33.1	Details of all pension schemes applicable to the Employees are set out in or are attached to the Disclosure Letter.

33.2	The Relevant Sellers have paid all pension contributions which they are obliged to pay to or on behalf of the Employees under the rules of the pension schemes.

CONTRACTS

34.	Insurance

34.1	Particulars of the Seller’s insurances that relate to the Business or any part of it or to any of the Business Assets and of all claims made against those insurances in the last two years are set out in or attached to the Disclosure Letter.

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34.2	All premiums due in relation to the insurance that relate to the Business or any part of it or to any of the Business Assets have been paid.

34.3	So far as the Seller is aware there are no circumstances which are likely to result in any insurance claim.

35.	Material contracts

35.1	None of the Material Business Contracts:

35.1.1	involves agency, distributorship, franchising, partnership, marketing rights, joint venture, shareholders’ or consortium arrangements;

35.1.2	involves hire purchase, conditional sale, credit sale, leasing, or hiring arrangements in excess of $100,000;

35.1.3	involves any capital expenditure in relation to the Business in excess of $100,000;

35.1.4	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

35.1.5	is a guarantee, indemnity, surety or form of comfort in respect of the obligations of a third party, under which any liability or contingent liability is outstanding; or

35.1.6	is outside the ordinary course of Business.

35.2	No party to a Material Business Contract has given written notice to terminate or to repudiate a Material Business Contract.

35.3	No party to a Material Business Contract has given written notice that a Relevant Seller is in breach of the agreement. To the Seller’s knowledge no matter exists which might give rise to such a breach.

35.4	The copies of the Material Business Contracts which are attached to the Disclosure Letter accurately represent the terms and conditions of those agreements under which the Business currently operates, notwithstanding that certain of such documents (i) have not been executed or (ii) may be one of a number of multiple agreements entered into by the Relevant Buyers in connection with the Business which have materially the same terms. (And, for the avoidance of doubt, the Buyer shall not be prejudiced in asserting any claim under the Warranties against the Seller as a result of its knowledge that certain of the Material Business Contracts attached to the Disclosure Letter are not (i) executed agreements or (ii) may be one of multiple agreements having materially the same terms.

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36.	Other business matters

36.1	The Seller and the Relevant Seller does not carry on the Business under any names other than the Business Names.

COMPLIANCE, DISPUTES

37.	General legal compliance

37.1	So far as the Seller is aware, all material licences, consents, permits and authorities (public and private) which are necessary to enable the Business to be carried on effectively in the places and in the manner in which the Business is now carried on have been obtained.

37.2	So far as the Seller is aware, the Business has been carried on in all material respects in accordance with all applicable legal and administrative requirements.

37.3	So far as the Seller is aware, none of the Employees (during the course of his duties in relation to the Business) has committed or omitted to do any act or thing in contravention of any law, order, regulation or the like in the applicable Jurisdiction or elsewhere.

37.4	So far as the Seller is aware, there is not pending, or in existence, any investigation or enquiry by, or on behalf of, any governmental or other regulatory body in respect of the affairs of the Business.

37.5	So far as the Seller is aware, no agreement, transaction or arrangement carried on or proposed to be carried on in connection with the Business by any Relevant Seller is (or ought to have been) registered under, infringes or falls within the scope of any competition, anti restrictive trade practice or consumer protection law or legislation in the applicable Jurisdiction or elsewhere or is or has been subject to any investigation, request for information, notice or other communication by any court, governmental or regulatory authority.

38.	Litigation

38.1	Neither a Relevant Seller nor, so far as the Seller is aware, any person for whose acts a Relevant Seller may in respect of the Business be contractually or vicariously liable is party to (whether as claimant, defendant or otherwise) any civil, criminal, tribunal,

CONFIDENTIAL TREATMENT REQUESTED	37

arbitration, administrative or other proceedings in respect of the Business or any of the Business Assets and, so far as the Seller is aware, no such proceedings are pending or threatened.

38.2	There is no outstanding or unsatisfied judgment, decree, order, award or decision of a court, tribunal, arbitrator or governmental agency against a Relevant Seller in relation to the Business and a Relevant Seller is party to any current undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings in relation to the Business which remains outstanding.

39.	Insolvency

39.1	No order has been made, petition presented or resolution passed for the winding up of the Seller or any Relevant Seller. No administrative receiver, receiver or receiver and manager has been appointed of the whole or any part of the property, assets or undertaking of the Seller or any Relevant Seller.

39.2	No distress, execution or similar process has been levied and remains undischarged in respect of any of the Business Assets.

39.3	The Seller has not stopped or suspended the payment of its debts or received a written demand pursuant to section 123(1)(a) Insolvency Act 1986 or equivalent applicable legislation and the Seller is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or equivalent applicable legislation.

39.4	No administrator (or similar offices under the laws of any other relevant jurisdiction) has been appointed in respect of the Seller or any Relevant Seller and no steps or actions have been taken in connection with the appointment of an administrator in respect of the Seller or any Relevant Seller.

39.5	No voluntary arrangement has been proposed or approved under Part 1 Insolvency Act 1986 or equivalent applicable legislation and no compromise or arrangement has been proposed, agreed to or sanctioned under section 425 CA 1985 or similar process in any other Jurisdiction has been proposed, agreed to or sanctioned in respect of any Seller or any Relevant Seller.

40.	Regulatory

40.1	In the last three years, neither the Seller nor any Relevant Seller has received any notice or information alleging any liability in relation to any environmental or health and safety matters. To the Seller’s knowledge there are no circumstances which would be likely to give rise to such liability.

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SCHEDULE 5

Limitations on the Seller’s Liability

1.	The provisions of this Schedule will apply notwithstanding any provisions to the contrary in this Agreement.

2.	Financial limitations

2.1	The aggregate liability of the Seller in respect of all claims under this Agreement will not exceed the USD $16.5 million (sixteen million five hundred thousand United States’ dollars).

2.2	The Seller will not be liable for any Relevant Claim unless the amount of the liability in respect of that Relevant Claim exceeds $30,000 (when aggregated with any and all other Relevant Claims arising out of the same circumstances or set of circumstances).

2.3	The Seller will not be liable for any Relevant Claim unless and until the amount of the liability in respect of that Relevant Claim, when aggregated with the amount of the liability in respect of all other Relevant Claims (excluding any amounts in respect of a Relevant Claim for which the Seller has no liability because of paragraph 2.2), exceeds $200,000 in which event the Seller would be liable for the whole amount of any such claims.

3.	Time limitation

3.1	The Seller will not be liable for any Relevant Claim unless:

3.1.1	within a period of fifteen months after the date of this Agreement the Seller receives written notice of such Relevant Claim from the Buyer specifying in reasonable detail (to the extent such information is available at the time of the claim) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect of such claim; and

3.1.2	provided the Relevant Claim has not otherwise been satisfied, settled or withdrawn, proceedings in respect of the Relevant Claim are issued and served on the Seller within a period of six months from the later of the date of; (i) notification of the Relevant Claim or; (ii) where it takes action against any other person under clause 7.1 the date when it has taken all appropriate steps.

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4.	Specific limitations

The Seller will have no liability in respect of any Relevant Claim:

4.1	to the extent that it arises or is increased as a result of the passing of, or a change in, any law, rule, regulation, interpretation of the law or administrative practice of a government, government department, agency or regulatory body;

4.2	if it would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer before Completion;

4.3	if it would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Buyer or any of the Buyer’s respective directors, employees or agents or successors in title;

4.4	to the extent that it relates to any loss for which the Buyer has a right of recovery whether by contribution or indemnity by insurance or would have been entitled to recover if valid and adequate insurance:

4.4.1	had been maintained at the relevant time; and

4.4.2	was of a type as in force in relation to the Business at the date of this Agreement or normally effected by prudent companies carrying on a business similar to that of the Business; or

4.5	to the extent that the subject matter of the Relevant Claim is a matter provided for, or included as a liability or disclosed, in the Management Accounts.

4.6	to the extent that it is an Assumed Liability (in the amount set out in the Completion Accounts).

5.	Recovery from third parties

5.1	If the Buyer is entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Relevant Claim, the Buyer will take all appropriate steps to recover that sum before making such Relevant Claim, and any sum recovered will reduce the amount of such Relevant Claim after deduction of all reasonable costs and expenses of recovery.

5.2	If the Seller pays the Buyer a sum to settle or discharge a Relevant Claim and the Buyer subsequently recovers whether by payment, discount, credit, relief or otherwise from any third party (including any tax authority) a sum which is referable to the Relevant Claim then:

5.2.1	either the Buyer will repay the Seller immediately the amount recovered from the third party less any reasonable costs and expenses incurred in recovering the same; or

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5.2.2	if the figure resulting under paragraph 5.2.1 above is greater than the amount paid by the Seller to settle or discharge the relevant Claim, then the Buyer is only obliged to repay to the Seller such amount as is equivalent to the sum paid by the Seller in settlement or discharge of that Relevant Claim.

6.	No double recovery

The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

7.	Contingent Liabilities

Without prejudice to paragraph 3, if any potential Relevant Claim arises as a result of a contingent or unquantifiable liability of the Business, the Seller will not be obliged to pay any sum in respect of the potential Relevant Claim until the liability either ceases to be contingent or becomes quantifiable.

8.	Conduct of Relevant Claims

8.1	If the Buyer becomes aware of a third party claim which will or is likely to give rise to a Relevant Claim, the Buyer will (or will procure that the relevant Group Member will):

8.1.1	immediately notify the Seller in writing of the potential Relevant Claim and of the matters which will or are likely to give rise to such Relevant Claim;

8.1.2	not make any admission of liability, agreement or compromise with any person, body or authority in relation to the potential Relevant Claim without prior written consent of the Seller;

8.1.3	at all times disclose in writing to the Seller all information and documents relating to the potential Relevant Claim or the matters which will or are likely to give rise to the potential Relevant Claim;

8.1.4	if requested by the Seller give the Seller and its professional advisers reasonable access to:

8.1.4.1	the personnel of the Buyer in order to interview the personnel; and

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8.1.4.2	any relevant premises, chattels, accounts, documents and records within the power, possession or control of the Buyer in order to, at the Seller’s own expense, examine and photograph the premises and chattels and to examine, photograph and take copies of the accounts, documents and records;

8.1.5	take such action as the Seller may reasonably request to avoid, resist, contest, defend, compromise or remedy the potential Relevant Claim or the matters which will or are likely to give rise to such Relevant Claim and in each case on the basis that the Seller will indemnify the Buyer for all reasonable costs incurred as a result of a request by the Seller; and

8.1.6	in connection with any actions or proceedings relating to the matter or Relevant Claim, and subject to the Buyer being indemnified for all reasonable costs incurred, use advisers nominated by the Seller and, if the Seller requests, allow the Seller the exclusive conduct of such actions or proceedings.

8.2	In any event, the Seller will be entitled at any stage and at its sole discretion to settle any third party assessment or claim provided that the Seller notifies the Buyer and that any settlement is for monetary damages only.

9.	Mitigation

Nothing in this Schedule 5 will in any way restrict or limit the Buyer’s common law duty to mitigate its loss.

10.	Buyer’s knowledge of Relevant Claims

The Seller will have no liability in respect of any Relevant Claim to the extent that the circumstances are, at the date of this Agreement, within the actual knowledge of the employees or officers of the Buyer who conducted due diligence in relation to the purchase of the Business and could reasonably be expected to result in a Relevant Claim.

11.	No Limitations for Fraud

Nothing in this Schedule 5 will have the effect of limiting or restricting any liability of the Seller in respect of a Relevant Claim arising as a result of any fraud or wilful misconduct or omission by or on behalf of the Seller.

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12.	Payment of Relevant Claim to be reduction in consideration

Any payment made by the Seller in respect of any Relevant Claim will be deemed to be a reduction in the Consideration payable in accordance with clause 4 of this Agreement.

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SCHEDULE 6

Azlan Name

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SCHEDULE 7

Part I - Completion Accounts

1.	Completion Accounts

1.1	The Seller and the Buyer will procure that after Completion, proforma accounts for each Relevant Seller so far only as relate to the Business will be prepared in accordance with the provisions of this Schedule and in the format set out in Part II of this Schedule.

1.2	The Completion Accounts will consist of a balance sheet of each Relevant Seller as at the close of business on the Transfer Date.

1.3	The Completion Accounts will adopt the accounting bases, principles, policies, treatments and categorisations applied for the purposes of the Management Accounts.

2.	Procedure

2.1	Within 20 Business Days after the date of Completion the Seller will procure that there are prepared and delivered to the Buyer a final draft of the Completion Accounts for each Relevant Seller.

2.2	The Buyer will review the draft Completion Accounts as delivered by the Seller under this Schedule, such review to be completed within 15 Business Days of such delivery. The Buyer will notify the Seller by one written notice within such period whether or not it accepts them as complying with paragraph 1 of this Schedule. The Seller will ensure that the Buyer is given access as soon as reasonably practicable to all additional information it may reasonably require to enable the Buyer to makes its decision. If the Buyer does not so notify the Seller within 15 Business Days of delivery of the draft Completion Accounts then the Buyer will be deemed to have accepted the draft Completion Accounts as complying with paragraph 1.

2.3	If the Buyer notifies the Seller of any objection pursuant to paragraph 2.2 then:

2.3.1	the Buyer will set out in reasonable detail its reasons for such non-acceptance and specify the adjustments (including for the avoidance of doubt, the quantum of the same) that in its opinion should be made to the draft Completion Accounts in order to specify with paragraph 1 and provide supporting evidence for each such adjustment;

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2.3.2	the Buyer will provide the Seller with access to all such documents and working papers relating to their preparation of the reasons for non-acceptance and proposed adjustments to the Completion Accounts referred to in paragraph 2.3.1; and

2.3.3	the Buyer and the Seller will use all reasonable endeavours to reach agreement upon the adjustment needed to make the objections of the Buyer.

2.4	Once the Buyer has notified the Seller of any objection(s) in accordance with paragraph 2.3.1 the Buyer shall not be entitled to raise any new or additional objections and to the extent that the Buyer has not objected, the Buyer shall be deemed to have accepted the remainder of the Completion Accounts.

2.5	If the Buyer and the Seller do not reach agreement within 20 Business Days after service of the Buyer’s notice of non-acceptance under paragraph 2.2 then any party may refer the matter(s) in dispute to an independent firm of chartered accountants of international standing agreed by the parties. If the parties are unable to agree on the appointment of an independent firm of chartered accountants after a further 20 Business Days, an independent firm of chartered accountants will be appointed on application of either party by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales (the “Expert”).

2.6	The Expert will act on the following basis:

2.6.1	the Expert will act as an expert and not as an arbitrator;

2.6.2	the Expert’s terms of reference will be to determine the remaining matters in dispute between the parties;

2.6.3	the parties will each provide the Expert with all information relating to the matter which the Expert reasonably requires and the Expert will be entitled (to the extent he considers appropriate) to base his determination on such information and on the accounting and other records of the Company;

2.6.4	the decision of the Expert is, in the absence of fraud or manifest error, final and binding on the parties;

2.6.5	the parties will each pay one half of the Expert’s costs or as the Expert may determine;

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2.6.6	except to the extent that the parties agree otherwise or otherwise as set out in this paragraph 2.6, the Expert will determine its own procedure and will determine only:

2.6.6.1	whether any of the arguments for the adjustments to be made to the draft Completion Accounts put forward in the Buyer’s non-acceptance notice are correct in whole or in part; and

2.6.6.2	if so, what alterations should be made to the Completion Accounts in order to correct the relevant inaccuracy in them;

2.6.7	the Expert will apply the accounting principles as set out in paragraph 1.3;

2.6.8	the procedure of the Expert will:

2.6.8.1	give the parties a reasonable opportunity to make written representations to it; and

2.6.8.2	require that each party supply the other with a copy of any written representations at the same times they are made to the Expert;

2.6.9	determination of the Expert will be in writing and made available for collection by each of the parties at the offices of the Expert at such time as it will determine.

2.7	If the Buyer and the Seller reach agreement on (or pursuant to paragraph 2.3 the Buyer is deemed to have accepted) the Completion Accounts, or if the Completion Accounts are finally determined at any stage in the procedure set out in this paragraph 2, the Completion Accounts as so agreed or determined will be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the Seller and the Buyer and the liabilities stated or provided for in the Completion Accounts shall be Assumed Liabilities referred to in paragraph (i) of the definition of Assumed Liabilities in clause 1.

2.8	The Buyer and the Seller will pay their own costs and expenses in connection with the preparation and agreement of the Completion Accounts including, where applicable, any costs associated with presentation of their case to the Independent Accountant.

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2.9	For the avoidance of doubt where the Buyer is required pursuant to this paragraph to provide notice in writing to the Seller, such notice must be signed by or on behalf of each of the Buyers in order to constitute valid notice upon the Seller.

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Part II - Pro forma Balance Sheet as at the Transfer Date

[REDACTED]	[REDACTED]	[REDACTED]

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SCHEDULE 8

Material Contracts

[REDACTED]

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SCHEDULE 9

IT Systems

[REDACTED]

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SCHEDULE 10

Transitional Arrangements

1.	Master Services Agreement

1.1	The Buyer and the Seller have agreed to enter into the master service agreement in respect of IT services (“MSA”), the agreed form of which is attached as Appendix A to this Schedule 10.

1.2	Subject to paragraph 2 and paragraph 3 below, the MSA sets out all of the rights and obligations of each party in connection with the transitional services that are to be provided by the Seller to the Buyer pursuant to this Agreement.

2.	Remittance Services

2.1	The Seller shall procure that each Relevant Seller shall charge the Relevant Buyer for payments made by the Relevant Seller that are properly due from, and payable by, the Relevant Buyer and the Buyer shall procure that each Relevant Buyer shall pay such charges in accordance with, and in the manner, specified in the Relevant Seller’s normal terms of business. The Relevant Seller shall only be permitted to make such payments for the benefit of, or on behalf of, the Relevant Buyer to satisfy obligations, which have been mutually agreed upon in advance by the parties.

2.2	The Seller will procure that any purchase invoices relating to the period after the Transfer Date which have been received in error, and not settled in accordance with paragraph 2.1 above by the Relevant Seller, will be passed through to the Relevant Buyer by the Relevant Seller on a timely basis.

3.	Credit Management and Cash Collection Services

3.1	The Seller shall procure that the Relevant Sellers shall provide such credit management and cash collection services (“CMCC Services”) to the Relevant Buyers, in connection with Trade Accounts Receivable that have been transferred to the Relevant Buyers, in such countries as are agreed between the parties from time to time.

3.2	These CMCC Services shall be provided for an agreed fee to be calculated on the basis of actual costs incurred by the Relevant Seller, on the Relevant Seller’s usual terms of business and for such duration as the parties agree.

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3.3	The Seller will procure that any amounts collected by the Relevant Seller subsequent to the Transfer Date on: a) Trade Accounts Receivable purchased by the Relevant Buyer; or b) Trade Accounts Receivable created in respect of goods or services supplied by the Relevant Buyer subsequent to the Transfer Date (account payments received in error) will be transferred to the Relevant Buyer by the Relevant Seller on a weekly basis.

4.	Access to Data Centre

4.1	During the provision of the transitional services provided pursuant to this Agreement the Buyer shall ensure that the Seller has full access to the data centre at [REDACTED]. Where access poses a risk to the Buyer’s security, such access shall either be supervised or monitored using CCTV.

5.	Miscellaneous

5.1	In the event of any inconsistency between the provision of this Schedule 10 and this Agreement then the provisions of this Schedule 10 shall prevail.

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APPENDIX A

Master Service Agreement between Tech Data Europe GmbH and Global Knowledge

Network Netherlands B.V.

1.1 Approvals

The table below shows the representatives from Tech Data, the Business and Global Knowledge that review and approve this agreement.

Ownership Type	Organizational Group	Representative
[REDACTED]	[REDACTED]	[REDACTED]

2.0 Background

On [10] March 2006 (the “Transfer Date”), Global Knowledge Network Netherlands B.V. completed the purchase of the acquired business division from Tech Data Europe GmbH..

The acquired business referred to in this agreement is the entire Azlan training business carried on by the Tech Data group under the Azlan name at the Transfer Date (the “Business”).

The Business software, hardware infrastructure, telephony & data communication is hosted by Tech Data. It is acknowledged that Tech Data is not effectively able to separate certain operations and infrastructure related to the Business from its other operating assets and Global Knowledge is not able to integrate the Business into its infrastructure by the Transfer Date without ceasing the operations of the Business.

In the absence of an existing service level agreement between the Business and Tech Data, this agreement is intended to define the support that Global Knowledge requires to keep the Business at its current level of functionality until the Business has been fully migrated to Global Knowledge.

2.1 Period of Agreement

Commence on the Transfer Date 24:00 and will remain in effect for a period of six months.

The option to extend requires to written consent of both parties 2 months in advance of the expiry date.

2.2 Termination of the agreement

Termination will occur either at the end of the six month period or when the approving parties agree that the Business has been separated and integrated into Global Knowledge, whichever is the earlier.

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No single party has the right to terminate this agreement independent of the other before the 6 month period expires.

2.3 Statement of Intent

The intention of this agreement is to outline the process for all application and technical support related issues. This document will specify the roles and responsibilities of all users in resolving issues and the estimated time frames in which actions should be completed.

2.4 Principal Contacts

The following will be the principal contacts to operate this Agreement:

Global Knowledge	[REDACTED]
Tech Data	[REDACTED]
The Business	[REDACTED]

3.0 Tech Data agrees to maintain current levels of support for the following services:-

3.1 User Account Management

[REDACTED]

3.2 Network Connectivity

[REDACTED]

3.3 Telephony

[REDACTED]

3.4 Network & Fileserver Security

[REDACTED]

3.5 Building and room access.

Continue to provide to existing Business employees any existing building, room & access rights. Where access poses a risk to Tech Data security e.g. Computer Rooms, access will either be provided under supervision or monitored using CCTV.

3.6 Applications

TD will ensure availability of the following applications to the Business users:-

[REDACTED]

All other application support activities will be managed by the Business.

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3.7 Software Maintenance & Licence Fees.

For shared infrastructure;

•	Software maintenance fees are kept up to date.

•	Software licence fees are paid where necessary.

For equipment transferred to GKN software licenses & maintenance activities will be managed by Global Knowledge.

3.8 Transition Activity Support

•	Assist in trouble shooting for 30 days after transition of servers/applications.

•	Provide users data files (including email-files) in the condition they were left on Tech Data servers.

•	Assist in moving desktops to new domain when required

•	Assist in moving servers to new domain when required.

•	Assist in completing all work necessary to separate the infrastructure from Tech Data to Global Knowledge.

•	Meet on regular basis with Global Knowledge employees to assist in planning & realisation of the transition.

•	Provide to Global Knowledge employees access to buildings, rooms & equipment necessary to transition equipment and locations to Global Knowledge.

•	Tech Data will accompany any Global Knowledge or the Business employees when working on TD site/equipment.

4.0 Authorities

Tech data will manage the above subject to the following authorisations:-

[REDACTED]                                 [REDACTED]

5.0 Registering Support Requests

Tech Data will register the Business/Global Knowledge transition requests on its in-house helpdesk software.

5.1 Reporting

Tech Data will provide a report on the level of service provided upon request. This will show logged, closed & unclosed service requests to the date of request.

6.0 Locations Support

The Business employees at the following locations will contact their existing local Tech Data IT Support staff when an issue arises.

Location	Address
[REDACTED]	[REDACTED]

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7.0 Priority Definitions

[REDACTED]

7.1 Response Times

[REDACTED]

7.2 Service Availability

Tech Data IS function will provide telephone and on-site support for central services provided out of the Wokingham office as follows:-

[REDACTED]

8.0 Escalation

If agreed response times are exceeded, problems will be escalated to the next level of management within Tech Data IS function. If a problem has been escalated two levels then Craig Partington will be notified.

8.1 Dispute Resolution

Problems that have escalated to point of dispute, the principle contacts will address the issue and seek resolution. If the principle contacts are not able to resolve the problem then the dispute will escalate to the CIO’s Global Knowledge & Tech Data VP EMEA IT.

To the extent that any dispute is not resolved pursuant to the above paragraph, clause 20 of the master agreement entered into by the parties on the Transfer Date relating to the sale of the Business shall apply.

9.0 Obligations of the two parties to perform the separation

This section describes what tasks and timelines both parties agree to perform the separation.

9.1 GKN

[REDACTED]

9.2 TD

[REDACTED]

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10.0 Confidential Disclosure

1.	In connection with the business relationship between the parties under this agreement, either party (the “Recipient”) may acquire confidential information (“Confidential Information”) concerning the other party and its group companies. Confidential Information may include information concerning past, present or future research, development, technology, products (including software), services, customers, procurement requirements, marketing initiatives, specifications, test data, business forecasts and financial data.

2.	Except as set out below, the Recipient shall receive Confidential Information in confidence and keep it confidential. In particular:

(a)	The Recipient shall not disclose Confidential Information to any third party and shall use its best efforts to prevent any such disclosure; and

(b)	The Recipient shall not circulate Confidential Information within its own organisation except to those employees who need to know such information in connection with the business relationship between the parties under this agreement.

3.	The Recipient shall have no obligations in respect of any Confidential Information which is already in the public domain, or which is already in the Recipient’s possession free of any obligation of confidence, at the time of receipt by the Recipient.

4.	The Recipient’s obligations in respect of any Confidential Information shall cease if:

(a)	it enters the public domain through no fault of the Recipient, or is communicated to the Recipient free of any obligation of confidence; or

(b)	it is developed by the Recipient independently of, and without reference to, any Confidential Information; and

(c)	in any event, three (3) years after receipt by the Recipient.

5.	All materials including (but not limited to) documents, designs, specifications, data and lists furnished to the Recipient by the other party or any of its group companies shall remain the property of that other party or group company and shall be returned, together with all copies, promptly upon request.

6.	The Recipient warrants that all communications from the Recipient to the other party or any of its group companies shall be without any obligation of confidence, unless otherwise agreed in writing.

7.	The Recipient shall not publicize this agreement or any connected matter, including (but not limited to) any business relationship between the parties, without the prior written consent of the other party.

11.0 Security Considerations

[REDACTED]

12.0 Approval

[REDACTED]

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